LETTER AGREEMENT

AMG Systematica Trend-Enhanced Markets Fund

Administration Agreement

February 19, 2025

AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Attn: Keitha L. Kinne, Chief Operating Officer

Re:

Amended and Restated Administration Agreement between AMG Funds LLC (the “Administrator”) and AMG Funds I (the “Trust”), dated as of October 1, 2016, and as amended from time to time (the “Administration Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1 of the Administration Agreement, the Trust hereby notifies you that it is establishing a new series to be named AMG Systematica Trend-Enhanced Markets Fund (the “New Fund”), and that the Trust desires to retain the Administrator to provide or procure administrative and other services with respect to each of the New Fund and its wholly-owned subsidiary, AMG Systematica Subsidiary Fund II (the “Trend-Enhanced Markets Subsidiary”), pursuant to the terms and conditions of the Administration Agreement, subject to the amendments and addendums in this letter agreement. Attached as Appendix A is an addendum to Exhibit A to the Administration Agreement.

References to a “Fund” in the Administration Agreement include the Trend-Enhanced Markets Subsidiary. With respect to the Trend-Enhanced Markets Subsidiary, the Administration Agreement is amended solely as it relates to the Trend-Enhanced Markets Subsidiary as follows:

1.	Section 9. Sections 9(1) and (2) of the Administration Agreement with respect to the Trend-Enhanced Markets Subsidiary are replaced in their entirety with the following:

Term and Continuation.

(1) Duration. This Agreement shall become effective with respect to the Trend-Enhanced Markets Subsidiary on the date of receipt by the Trust of notice from the Administrator in accordance with Section 11 hereof that the Administrator is willing to serve as Administrator with respect to the

Trend-Enhanced Markets Subsidiary. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and for periods of one year thereafter with respect to the Trend-Enhanced Markets Subsidiary so long as such continuance with respect to the Trend-Enhanced Markets Subsidiary is approved at least annually (a) by either the Trustees of AMG Systematica Trend-Enhanced Markets Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of AMG Systematica Trend-Enhanced Markets Fund, and (b) in either event, by the vote of a majority of the Trustees of AMG Systematica Trend-Enhanced Markets Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(2) Termination. This Agreement may be terminated with respect to the Trend-Enhanced Markets Subsidiary (i) at any time the Administration Agreement with respect to AMG Systematica Trend-Enhanced Markets Fund terminates; or (ii) at any time, without payment of any penalty, by vote of the Trustees of AMG Systematica Trend-Enhanced Markets Fund, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of AMG Systematica Trend-Enhanced Markets Fund, or by the Trend-Enhanced Markets Subsidiary or the Administrator, in each case on at least 60 days’ prior written notice to the other party.

Please acknowledge your agreement to provide or procure such administrative and other services to the New Fund and the Trend-Enhanced Markets Subsidiary by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds I

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

AMG Systematica Subsidiary Fund II

By:
Name: Thomas Disbrow
Title: Authorised Signatory

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: February 19, 2025

Appendix A

ADDENDUM TO

EXHIBIT A

Schedule to Administration Agreement

as of February 19, 2025

Fund	Fee Rate
AMG Systematica Trend-Enhanced Markets Fund	0.15%
AMG Systematica Subsidiary Fund II	0.15%

For so long as AMG Systematica Trend-Enhanced Markets Fund invests in the Trend-Enhanced Markets Subsidiary, the Administrator agrees to waive a portion of the administration fee paid by AMG Systematica Trend-Enhanced Markets Fund by an amount equal to the administration fee the Administrator receives from the Trend-Enhanced Markets Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to the Administration Agreement to be executed by their officers or authorised signatories designated below on the day and year first above written.

AMG FUNDS I

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

AMG FUNDS LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer

AMG Systematica Subsidiary Fund II

By:

Name: Thomas Disbrow
Title:	Authorised Signatory